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                                                                   Exhibit 10 HH

                               OMNIBUS STOCK PLAN

                        RESTRICTED STOCK AWARD AGREEMENT

         AGREEMENT, made effective as of April 29, 2002, by and between Mercantile Bankshares Corporation, a Maryland corporation ("Company"), and J. Marshall Reid ("Award Recipient"):

         WHEREAS, the Company maintains the Mercantile Bankshares Corporation 1999 Omnibus Stock Plan ("Omnibus Stock Plan") under which the Company's Compensation Committee ("Committee") of the Board of Directors ("Board") may, among other things, award shares of the Company's Common Stock of $2.00 par value ("Common Stock") to such members of the Company's management team as the Committee may determine, subject to such terms, conditions, or restrictions as the Committee may deem appropriate; and

         WHEREAS, pursuant to the Omnibus Stock Plan, the Committee, with the approval of the Board, has granted to the Award Recipient a restricted stock award subject to this Agreement setting forth the terms and conditions applicable to such award in accordance with Article 5 of the Omnibus Stock Plan; and

         WHEREAS, the Award Recipient desires to accept said award in accordance with the terms and provisions of the Omnibus Stock Plan and this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and Award Recipient agree as follows:

1.       AWARD OF SHARES:

         Under the terms of the Omnibus Stock Plan, the Committee has granted to the Award Recipient, and has caused to be recorded on the books of the Company, a restricted stock award on April 29, 2002 ("Award Date"), of 5,000 shares of Common Stock ("Award Shares") subject to the terms, conditions, and restrictions set forth in this Agreement. The Award Recipient has paid to the Company a purchase price of $50.00, equal to $0.01 for each Award Share granted hereunder.

2.       AWARD RESTRICTIONS:

         The Award Shares shall be nontransferable and subject to forfeiture until such shares vest in accordance with the provisions set forth below. Subject to Section 4 of this Agreement, the Award Shares shall become vested in three installments at the end of three periods of time (each, a "restriction period"), if the Award Recipient shall have been continuously employed by the Company and its affiliate, Mercantile-Safe Deposit and Trust Company ("Merc-Safe") throughout the applicable restriction period. The

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number of Award Shares which may become vested in each installment, and the applicable restriction periods, are set forth below.

                       Number of Award                Restriction
                       Shares Vesting                Period Ending
                       ---------------               -------------
                              1,667                March 12, 2003
                              1,667                March 12, 2004
                              1,666                March 12, 2005
                              -----
                              5,000

         Upon the vesting of Award Shares by virtue of the lapse of the applicable restriction period set forth above or under Section 4 of this Agreement, the Company shall deliver to the Award Recipient (or the person or persons entitled thereto under Section 12 of this Agreement in the event of his death) a stock certificate covering the requisite number of vested shares registered on the Company's books within 30 days after vesting. Upon receipt of such stock certificate, the holder is free to hold or dispose of such certificate at will, subject to any applicable securities laws or regulations governing transferability of shares of the Company.

         During the applicable restriction period and prior to vesting, Award Shares are not transferable by the Award Recipient by means of sale, assignment, exchange, pledge, hypothecation, or otherwise (other than by will or other instrument taking effect upon his death or the laws of descent and distribution).

3.       STOCK CERTIFICATES:

         Prior to the vesting of the Award Shares, the stock certificate(s) evidencing the Award Shares shall be registered on the Company's books in the name of the Award Recipient as of the Award Date. Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the shares are vested. While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including forfeiture) approved by the Committee and applicable to the shares represented by the certificate(s). The Award Recipient shall deliver to the Company such number of stock powers, endorsed in blank, as the Committee shall require with respect to the Award Shares to be held by the Company during each restriction period.

         Prior to the vesting of the Award Shares, the Award Recipient shall be entitled to vote the Award Shares and to all other rights of a holder of Common Stock of the Company, except that cash dividends will not be paid to the Award Recipient but shall be withheld by the Company on the following terms. The Company shall maintain and record a calculation of the number of additional shares of Common Stock ("Additional Award Shares") that the Award Recipient would own at the end of each restriction period (or at such earlier date on which Award Shares shall become vested under Section 4 of

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this Agreement) as if cash dividends (commencing with the dividend payable on
March 29, 2002) had been payable to the Award Recipient and had been reinvested in Common Stock (including fractional shares) of the Company by him as a participant in the Company's Dividend Reinvestment and Stock Purchase Plan (as in effect on the date hereof, or any such amended or successor plan). Upon the vesting of the Award Shares, a certificate for the Additional Award Shares shall be issued to the Award Recipient in the same manner as will apply to the Award Shares and shall be deemed to be awarded as a supplemental restricted stock award under the Omnibus Stock Plan, in consideration of the amount of cash dividends withheld, with cash paid in lieu of any fractional Additional Award Share. If any Award Shares do not become vested, the Additional Award Shares attributable thereto will not be issued and no payments to the Award Recipient with respect to such Award Share cash dividends will be made.

         Any securities or other property distributable to holders of Common Stock of the Company, other than cash dividends, prior to the vesting of Award Shares, shall be treated in the same way, subject to the same vesting and forfeiture conditions, as Award Shares and shall not be distributed to the Award Recipient unless and until such Award Shares become vested.

4.       TERMINATION OF EMPLOYMENT:

         If the Award Recipient's employment with the Company and Merc-Safe terminates due to death or total and permanent disability or by reason of involuntary termination of his employment by the Company and Merc-Safe in violation of any employment agreement, during a restriction period, any Award Shares which are then subject to restriction shall become fully vested as of such date of termination of employment. If the employment of the Award Recipient with the Company and Merc-Safe is terminated for any other reason during a restriction period, no Award Shares which are then subject to restriction shall become vested and such Award Shares shall be forfeited by the Award Recipient and revert to the Company, without payment of any consideration to the Award Recipient. The Committee shall have absolute discretion (subject to any applicable laws) to determine whether an authorized leave of absence or absence on military or government service or otherwise shall constitute a termination of employment for purposes of this Agreement. The Committee shall have absolute discretion to determine whether an Award Recipient's termination of employment is due to total and permanent disability. The Committee may require the Award Recipient to provide whatever evidence the Committee deems desirable to ascertain whether the Award Recipient is totally and permanently disabled.

5.       WITHHOLDING TAXES AND TAX ELECTIONS:

         The Company or Merc-Safe shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due the Award Recipient the amount of any federal, state or local taxes required by law to be withheld as a result of the grant of the restricted stock award or the lapse of a restriction period in whole or in part; provided, however, that the value of the

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shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require the Award Recipient to make a cash payment to the Company or an Affiliate equal to the amount required to be withheld. If the Award Recipient does not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

         The Award Recipient has received an information letter disclosing that an election could be made under Section 83(b) of the Internal Revenue Code of 1986, as amended, under which he could recognize income on the grant of Award Shares at the time of the grant and prior to the vesting of such Award Shares. The parties have concluded that certain possible consequences of such an election would not be in the best interests of either party, and the Award Recipient, as a condition of the grant, agrees not to make such an election.

6.       IMPACT ON OTHER BENEFITS:

         The value of the restricted stock award (either on the Award Date or at the time the shares are vested) shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company.

7.       ADMINISTRATION:

         The Committee or the Board shall have full authority and discretion (subject only to the express provisions of the Omnibus Stock Plan) to decide all matters relating to the administration, interpretation and implementation of the Omnibus Stock Plan and this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.

8.       RIGHT TO CONTINUED EMPLOYMENT:

         Nothing in the Omnibus Stock Plan or this Agreement shall be construed as a contract of employment between the Company and the Award Recipient, or as a contractual right of the Award Recipient to continue in the employ of the Company or Merc-Safe.

9.       AMENDMENTS:

         This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Omnibus Stock Plan or in a written document signed by each of the parties hereto.

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10.      FORCE AND EFFECT:

         This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Omnibus Stock Plan (including, without limitation, the antidilution and other provisions of Article 7), which is incorporated herein by reference. Inconsistencies between this Agreement and the Omnibus Stock Plan shall be resolved in accordance with the terms of the Omnibus Stock Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Omnibus Stock Plan shall govern.

11.      PREVAILING LAWS:

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

12.      SUCCESSORS:

         This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Award Recipient and his heirs, personal representatives and assigns.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Award Recipient has hereunto set his hand and seal, on this 29/th/ day of April, 2002.

ATTEST:                                Mercantile Bankshares Corporation

 /s/ Alan D. Yarbro                    By: /s/ Edward J. Kelly, III       (SEAL)
------------------------------             -------------------------------
Alan D. Yarbro, Secretary                  Edward J. Kelly, III
                                           President and Chief Executive Officer

WITNESS:

 /s/ Alan D. Yarbro                        /s/ J. Marshall Reid           (SEAL)
------------------------------             -------------------------------
Alan D. Yarbro                             J. Marshall Reid

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